Exhibit 99.1

S.Y. Bancorp Declares Regular Quarterly Cash Dividend of $0.15 Per Common Share

                      Company Extends Stock Repurchase Plan

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 21, 2007--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust
Company in Louisville, southern Indiana and Indianapolis, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.15 per common share. The dividend will be paid on April 2, 2007, to stockholders of record as of March 16, 2007.

    Separately, the Company announced that the Board also extended the Company's stock repurchase plan's expiration date to February 2008. The Company's most recent stock buyback plan authorized the repurchase of up to 577,500 shares, adjusted for stock splits and stock dividends. To date, the Company has repurchased approximately 422,000 shares. Under the program, S.Y. Bancorp may purchase shares from time to time at prevailing prices in open market transactions, subject to market conditions, share price and other considerations. Unsolicited negotiated transactions also are permitted. The Company cannot assure the exact number of shares to be repurchased prior to the expiration date of the plan.

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.426 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176
             Executive Vice President,
             Treasurer and Chief Financial Officer